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Exhibit 4.1

CENTERPULSE LTD.
AMENDED AND RESTATED 1997 MANAGEMENT STOCK OPTION PLAN

INTRODUCTION

General Information

        Under the corporate name of Centerpulse Ltd. there exists a Corporation pursuant to Art. 620 et seq. of the Swiss Code of Obligations with unlimited duration and domicile in Zurich, Switzerland.

THE AMENDED AND RESTATED CENTERPULSE 1997 MANAGEMENT STOCK OPTION PLAN

Purpose

        The purpose of the Amended and Restated Centerpulse1997 Management Stock Option Plan ("Plan") is to provide selected executives and key employees of the Company with an opportunity to obtain stock options of shares, and thus to retain and motivate executive and other key employees of the Company on a world wide basis. The terms applicable to employees in each country may vary where necessary or appropriate because of local laws. Any variation shall be made by a country specific appendix, approved by the proper officer of the Company and attached to this Plan.

        The Option grant, the number of shares subject to the Option, the date of the grant are voluntary and within the sole discretion of the Committee.

ARTICLE 1
Effective Period

        The Plan is effective as of July 14, 1997, as approved by the shareholder of the Company. No Option will be granted under the Plan after July 13, 2007.

ARTICLE 2
Definitions

        The following terms shall have the meaning described below when used in the Plan:

"ADS"	An American Depository Share ("ADS") of the Company, which represents 1/10th of a share of Common Stock.
"Board"	shall mean the board of directors of Centerpulse Ltd.
"Committee"	shall mean the committee appointed by the Board to administer the Plan pursuant to Article 3.
"Common Stock"	shall mean registered shares of Centerpulse Ltd. at par value of CHF 30.
"Company"	shall mean Centerpulse Ltd. and its subsidiaries or any successor in ownership of all or substantially all of its assets.
"Exercise Period"	shall mean the period during which an Option can be exercised.
"Exercise Price"	shall mean the price at which Shares may be purchased by exercising Options.

"Fair Market Value of Common Stock"
shall mean the average closing price of the Common Stock on the Swiss Stock Exchange over the 10 trading days preceding the grant of an option except, that the Fair Market Value on the day of the first grant under the Plan in 1997 shall be determined by the Company's underwriters.
"Fair Market Value of an ADS"
shall mean the average closing price of the ADS on the principal securities exchange on which the ADS is listed over the 10 trading days preceding the grant of an option, except that the Fair Market Value on the day of the first grant under the Plan in 1997 shall be determined by the Company's underwriters. If the ADS is not listed, the Fair Market Value shall be determined in the best judgment of the official of the Company charged with administering the Plan at the time.
"Methods of Exercise"	shall mean any of the methods for exercising Options prescribed under Article 12.
"Option(s)"	shall mean an option(s) to purchase Common Stock or ADS's pursuant to this Plan.
"Option Agreement(s)"	shall refer to the agreements to be entered into between the Company and an Optionee (see Appendices 1 and 2 ).
"Optionee"/"Participant"	shall mean an eligible employee to whom Options are granted.
"Plan"	shall mean this Plan.
"Shares"	shall mean both registered shares of the Common Stock of the Company and ADSs.
"Stock Option Administrator"	shall mean the persons appointed by the Committee who are responsible for administration under the Plan.
"Subsidiary"	shall mean any foreign or domestic corporation owned, in whole by the Company or in which the Company has a controlling interest of more than 51% voting rights and capital.
"Vesting Period"	shall mean the period during which an Option cannot be exercised.

ARTICLE 3
Administration

        Except as otherwise provided in the Plan, the Committee administers the Plan and has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities that it believes reasonable and proper.

        The Board shall appoint not less than three people to the Committee.

        The members of the Committee serve at the request of the Board, which has the power, at any time and from time to time, to remove members from the Committee and add members thereto. Vacancies on the Committee, however caused, are filled by the Board.

        The Committee shall appoint a Stock Option Administrator.

        The Stock Option Administrator may adapt the application of the Plan provisions where necessary to ensure compliance with legal and tax requirements of the individual countries in which the Plan is in force.

        All decisions of the Committee shall be made by a majority of its members and shall be final, conclusive and binding hereunder.

ARTICLE 4
Shares subject to the Plan

        The maximum number of shares par value CHF 30 per share, of the Company which may be issued under the Plan world wide shall be 200,000 which in the USA and Canada is equivalent to 2,000,000 ADS.

ARTICLE 5
Eligibility

        Executive and other key employees of the Company are eligible to participate.

        The individuals who shall be eligible to receive Options shall be those executives or key employees as the Committee shall determine from time to time.

ARTICLE 6
Stock Options

        The Committee shall, after consultation with and consideration of the recommendations of the chief executive officer or his designee, select from eligible employees those to be granted Options, the number of Shares subject to each Option and the grant date of each Option.

        The Committee may also delegate to the chief executive officer the power to select and grant Options to eligible employees, subject to the limitations of the Plan.

ARTICLE 7
Option Agreements

        The granting of Options shall be evidenced by an Option Agreement to be entered into by an Optionee and the Company (see Appendices 1 and 2).

ARTICLE 8
Option Price

        The Options are granted to the employees at no cost.

ARTICLE 9
Vesting Period

        Each Option shall vest as to 25% of the Shares subject to the Option one year after the date of grant, except as to the first grant made in 1997 hereunder which shall vest six months after the date of grant. Each Option shall vest as to an additional 25% of the Shares subject to the Option on each succeeding 12 month anniversary of the vesting of the first 25%. After the third anniversary of the vesting of the first 25% each Option shall be exercisable in full.

        Once vested the Option may be exercised at any time within the Option Term.

ARTICLE 10
Exercise Price

        The price at which Shares may be purchased upon exercise of a particular Option shall not be less than 100% of the Fair Market Value of each Share on the date of grant or the par value per Share (or 1/10th thereof in the case of an ADS), if greater.

ARTICLE 11
Option Term

        The Option term from the date the Option is granted as evidenced in the Stock Option Agreement shall be five years.

        Options which are not exercised expire without any compensation.

ARTICLE 12
Exercise of Options

        An Option shall be exercised by (a) the payment of cash or its equivalent, (b) transfer of Shares, valued at fair market value on the date of exercise or (c) through any other form acceptable to the Company.

        No Shares shall be delivered pursuant to any exercise of Options until payment in full at the Exercise Price thereof is received by the Company.

        When exercising the Option the Optionee must comply with the Policy on Insider Trading.

        No employee shall have voting or other rights with respect to Shares prior to his purchase of them hereunder.

ARTICLE 13
Adjustment in the Event of Recapitalization of the Company or Extraordinary Dividends

        In the event that the Company shall decide upon any stock dividend, extraordinary cash dividend, recapitalization, reorganisation, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Board shall, in its sole discretion, and in such manner as it may deem equitable, adjust any or all of the number and kind of Shares which thereafter may be optioned and sold under the Plan, the number and kind of Shares subject to outstanding Options and the Exercise Price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a Participant or a person who has an outstanding Option provided, however, that the number of Shares subject to any Option shall always be a whole number.

ARTICLE 14
Restrictions on Options

        Options granted under the Plan may not be transferred except by will or under the laws of descent and distribution. Options shall only be exercised during the Optionee's lifetime by the Optionee. No Option may be exercised which will violate a law. An Optionee shall not dispose of Shares in violation of any securities law.

ARTICLE 15
Death, Retirement, Disability and Termination of Employment

  •
  Upon termination of employment as a result of retirement on or after attainment of retirement age pursuant to the law or to a retirement plan or to a retirement agreement of the Company, all granted and unvested Options will immediately vest on the retirement date. The Optionee may notwithstanding any other provisions exercise Options until 36 months after Optionee's retirement date. The Option shall expire 36 months after the Optionee's retirement date if it occurs prior to the expiration date of the term.

  •
  Upon termination of employment, as a result of disability, all granted and unvested Options will immediately vest on the termination date. The Optionee may notwithstanding any other provisions exercise Options until 36 months after Optionee's termination of employment. Disability means inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability. The Option shall expire 36 months after the termination of employment if it occurs prior to the expiration date of the term.

  •
  Upon the death of the Optionee, all granted and unvested Options will immediately vest. The Option shall expire 12 months after the Optionee's death if it occurs prior to the expiration of the term.

  •
  If an Optionee is being transferred to a distributor or another partner company by initiative of the Company, the conditions as defined in the Agreement shall remain in force and not be subject to any change.

  •
  If a subsidiary of the Company is being divested, any non-vested Options of its affected Optionees shall vest immediately and have an exercise period of 9 months.

  •
  Upon termination of employment by the Company in the course of a restructuring or downsizing, any non-vested Options of its affected Optionees shall vest immediately and have an exercise period of 9 months.

  •
  Except as otherwise provided herein, the Option shall expire 30 days after the Optionee's severance of employment if it occurs prior to the expiration of the term.

ARTICLE 16
Forfeiture of Options

        If the employment is terminated for cause, the Optionee's Options shall be forfeited.

ARTICLE 17
Transfer / Leave of Absence

        A transfer of an employee within the Company, and a leave of absence, duly authorized in writing by the Company, for military service or sickness, or for any other purpose approved by the Company, provided the employee's right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. If employment is terminated prior to the employee's return to work, then the provisions of Article 15 are applicable.

        In case of negative tax consequences on a transfer of an Optionee from within the Company to another tax jurisdiction, the Committee may in its discretion accelerate the time when any particular Option held by said Optionee may be exercised.

ARTICLE 18
No Right of Continued Employment

        Neither the establishment of the Plan, nor the granting of Options, nor the payment of any benefits nor any action of the Company or of the Board or of the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company, each of which expressly reserves the right to discharge any employee whenever the interest of any such Company in its sole discretion may so require without liability to such Company, the Board or the Committee except as to any rights which may be expressly conferred upon such employee under the Plan.

ARTICLE 19
Expiration of Option

        If an Option granted under the Plan expires or terminates for any reason, the Shares allocated to such Option shall be available for allocation to other Options.

ARTICLE 20
Amendment and Termination

        The Board may amend, suspend or discontinue the Plan, provided, however, that the Board may not, without the prior approval of the stockholders of the Company, make any amendment for which stockholder approval is necessary.

        Amendment, suspension or discontinuance of the Plan shall be communicated by the Board to all Optionees. No amendment, suspension or discontinuance shall effect an outstanding Option.

ARTICLE 21
Change in Control and Liquidation of the Company

        In the case of the liquidation of the Company or change in control of the Company, the terms of outstanding Options are adjusted by the Committee, if it deems this reasonable and proper. The outstanding Options may be exercised during the whole term of the Option.

ARTICLE 22
Indemnification

        The Plan provides that, in addition to other rights of indemnification the members of the Board, or of the Committee, or of the Stock Option Administrator or other appointed person may have, they shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Options granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon a finding of bad faith, provided that upon the institution of any such action, suit or proceeding, a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member's own behalf.

ARTICLE 23
Applicable Law and Choice of Jurisdiction

        This Plan shall be governed by the laws of Switzerland.

ARTICLE 24
Approval

        The Plan, as amended, has been approved by the Board of Directors at its meeting of October 22, 2002, and shall become effective on October 22, 2002.

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  Exhibit 4.1
CENTERPULSE LTD. AMENDED AND RESTATED 1997 MANAGEMENT STOCK OPTION PLAN
INTRODUCTION
General Information
THE AMENDED AND RESTATED CENTERPULSE 1997 MANAGEMENT STOCK OPTION PLAN
Purpose
ARTICLE 1 Effective Period
ARTICLE 2 Definitions
ARTICLE 3 Administration
ARTICLE 4 Shares subject to the Plan
ARTICLE 5 Eligibility
ARTICLE 6 Stock Options
ARTICLE 7 Option Agreements
ARTICLE 8 Option Price
ARTICLE 9 Vesting Period
ARTICLE 10 Exercise Price
ARTICLE 11 Option Term
ARTICLE 12 Exercise of Options
ARTICLE 13 Adjustment in the Event of Recapitalization of the Company or Extraordinary Dividends
ARTICLE 14 Restrictions on Options
ARTICLE 15 Death, Retirement, Disability and Termination of Employment
ARTICLE 16 Forfeiture of Options
ARTICLE 17 Transfer / Leave of Absence
ARTICLE 18 No Right of Continued Employment
ARTICLE 19 Expiration of Option
ARTICLE 20 Amendment and Termination
ARTICLE 21 Change in Control and Liquidation of the Company
ARTICLE 22 Indemnification
ARTICLE 23 Applicable Law and Choice of Jurisdiction
ARTICLE 24 Approval